                                                                     Exhibit 8.1

                           [Letterhead of KPMG LLP]



                                                              September 14, 1999



The Board of Directors                                The Board of Directors
Texas Bancshares, Inc.                                Wells Fargo & Company
750 East Mulberry                                     420 Montgomery Street
San Antonio, Texas 78212                              San Francisco, CA 94163


Dear Boards of Directors:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal income tax consequences resulting from the proposed merger (hereinafter referred to as "the Merger") of Merger Co., a direct wholly owned subsidiary of Wells Fargo & Company ("Wells Fargo") incorporated in the state of Texas, with and into Texas Bancshares, Inc. ("TBI"), incorporated in the state of Texas, pursuant to the terms of the Agreement and Plan of Reorganization dated May 28, 1999 (collectively the "Agreements"), and amended and restated as of August 26, 1999, effective May 28, 1999. Specifically, you have requested an opinion from KPMG that the form and substance of the Merger will constitute a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter, all section references are to the Code unless otherwise indicated), and that the shareholders of TBI will not recognize gain or loss on the shares of voting common stock of Wells Fargo received by them pursuant to the Merger.


                                     FACTS
                                     -----

Wells Fargo, a Delaware corporation, is a diversified financial services company operating as a legal entity separate and distinct from its banking and nonbanking subsidiaries. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer data processing services, trust services, mortgage-backed securities servicing, and other venture capital investment.

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 2 of 12

As of June 30, 1999, Wells Fargo had consolidated total assets of $205 billion, consolidated total deposits of $133 billion and stockholders' equity of $21 billion. Based on assets at June 30, 1999, Wells Fargo was the 7th largest commercial banking organization in the United States. Wells Fargo is the common parent of the Group and files a consolidated federal income tax return with its wholly owned subsidiaries.

TBI is a bank holding company registered under the Bank Holding Company Act, whose sole activity is the ownership and operation of its subsidiary banks. TBI wholly owns the First National Bank of South Texas ("FNB") and the Bank of South Texas ("BST") (collectively, the "TBI Subsidiaries"). TBI was incorporated in 1981 under the name Rio Grande City Bancshares, Inc. TBI's corporate name was changed to Texas Bancshares, Inc. in 1992. As of June 30, 1999, TBI had consolidated total assets of $393 million and stockholders' equity of approximately $33 million.

TBI acquired FNB, a national bank, on November 30, 1981. FNB currently operates a total of 7 offices in South Texas. TBI acquired BST, a Texas state banking association, on March 12, 1987, in connection with the merger of Floresville Bancshares, Inc. BST currently operates 3 offices in South Texas. FNB acquired the State Bank of La Vernia in 1995 solely for cash.

FNB and BST conduct a general commercial and consumer banking business, including the acceptance of deposits from consumers and origination of commercial and consumer real estate, installment and other loans. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing accounts, savings accounts and money market accounts from customers principally located in Nueces, Wilson, Bexar, Atascosa and Jim Wells counties in South Texas. Loans consist of loans to individuals, commercial loans, commercial real estate loans, residential mortgages and construction loans.

As of December 31, 1998, the authorized capital stock of Wells Fargo consisted of (i) 5,000,000 shares of preferred stock (the different classes of which are described below), without par value, of which as of the close of business on December 31, 1998, the following shares were outstanding: (a) 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value; (b) 9,726 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value; (c) 20,130 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value; (d) 22,068 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value; (e) 19,698 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value; and (f) 8,740 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value; and (ii) 4,000,000,000 shares of common stock (the "Wells Fargo Common Stock"), approximately $1.67 par value, voting, of which as of the close of business on

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 3 of 12

December 31, 1998, 1,661,392,590 shares were outstanding. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

Wells Fargo has an ongoing stock repurchase program ("Stock Repurchase Program") that has been in effect since 1986. The Stock Repurchase Program provides for the repurchase of Wells Fargo Common Stock on the open market. The Stock Repurchase Program authorizes Wells Fargo to repurchase a number of shares of Wells Fargo Common Stock in varying amounts including the repurchase of more than 5,000 shares of Wells Fargo Common Stock in one purchase. In addition, and as a part of the Stock Repurchase Program, Wells Fargo is authorized to repurchase Wells Fargo Common Stock directly from shareholders ("Direct Repurchases") through a broker. All purchases are open market purchases (i.e., via a broker on an established stock exchange). The Wells Fargo Board of Directors may authorize the repurchase of additional shares at its monthly board meetings. The Wells Fargo Board of Directors has authorized the repurchase of an additional number of Wells Fargo Common Stock for purposes of supplying Wells Fargo Common Stock pursuant to the Merger and, before the date of the Merger, Wells Fargo will have repurchased at least 85 percent of the shares necessary to effectuate the Merger.

Currently, the authorized capital stock of TBI consists of 10,000,000 shares of common stock (the "TBI Common Stock"), no par value, and 1,000,000 shares of preferred stock (the "TBI Preferred Stock"), no par value, of which as of the close of business on December 31, 1998, 1,966,536 shares of TBI Common Stock and no shares of TBI Preferred Stock were outstanding.

TBI has a stock option plan last amended October 20, 1997 (the "Option Plan"). The options granted under the Option Plan ("TBI Options") that remain unexercised as of August 25, 1999 total 59,500. The TBI Options are all compensatory stock options. Under the Option Plan, each TBI Option is convertible into one share of TBI Common Stock upon vesting. The maximum number of shares of TBI Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute TBI Common Stock) that would be outstanding on the date of the Merger, if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 2,026,036. All of the outstanding shares of TBI stock have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in the Agreements, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating TBI or any TBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of TBI or any TBI Subsidiary.

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 4 of 12

You have represented to KPMG that, for valid corporate business reasons, Wells Fargo will acquire TBI, including its properties, rights, licenses, and technological expertise. In order to reach that result, the following transaction is proposed:

        STEP 1: Holders of TBI Options will have the choice of (i) converting their options into TBI Common Stock pursuant to the Merger (and thereafter, exchange this TBI Common Stock for Wells Fargo Common Stock pursuant to the Merger, as described in Step 2); (ii) putting their options to TBI prior to the Merger in exchange for cash; or (iii) participating in a combination of (i) and (ii), directly above.

        STEP 2: Merger Co., created by Wells Fargo solely for purposes of this proposed transaction, will merge, in a statutory merger pursuant to Texas state merger laws, with and into TBI in accordance with the Agreements. All assets of Merger Co. will become assets of TBI and TBI will assume all of the Merger Co. liabilities. The Merger is intended to qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E). TBI shall continue as the surviving corporation in the Merger and the separate existence of Merger Co. shall cease.

        STEP 3: The shareholders of TBI (the "TBI Shareholders"), will, in exchange for the surrender of all of the shares of TBI Common Stock,/1/ be entitled to receive directly from Wells Fargo, solely Wells Fargo Common Stock plus cash in lieu of fractional shares./2/

------------------------------------
/1/ Shares as to which statutory dissenters' appraisal rights have been exercised will not be exchanged.

/2/ The number of shares of Wells Fargo Common Stock that each TBI shareholder will receive is determined by dividing the Adjusted Wells Fargo Shares by the number of shares of TBI Common Stock then outstanding. No fractional shares of Wells Fargo Common Stock shall be issued and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by the Agreements.

The "Adjusted Wells Fargo Shares" shall be a number equal to an Aggregate Share Amount divided by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 10 trading days ending on the day immediately preceding the meeting of shareholders required by the Agreements.

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 5 of 12

                                REPRESENTATIONS
                                ---------------

The officers of Wells Fargo has also made the following REPRESENTATIONS to KPMG regarding the proposed transaction. It is understood and agreed that KPMG has not verified the accuracy of any of these REPRESENTATIONS and KPMG is relying upon these REPRESENTATIONS in rendering the opinions contained herein:

1. None of the Wells Fargo Common Stock that the TBI Shareholders will receive, or have the right to receive, pursuant to the Merger will be consideration for, allocable to, or in exchange for, any past or future services of TBI Shareholders or any other party.

2. The Wells Fargo Common Stock represents the sole consideration TBI Shareholders are entitled to receive in exchange for their TBI Common Stock pursuant to the Merger, except to the extent TBI Shareholders receive cash in lieu of fractional shares.

3. Wells Fargo and its affiliates have no plan or intention to reacquire any of the Wells Fargo Common Stock issued in the Merger. However, Wells Fargo has an ongoing stock repurchase program for Wells Fargo Common Stock. Wells Fargo intends that all stock repurchases made pursuant to the Stock Repurchase Program, or any other future repurchase program adopted by Wells Fargo, (a) shall be undertaken for a corporate business purpose, (b) shall be made on the open market for stock of Wells Fargo that is widely held and publicly traded, or Direct Repurchases from a person who is not a TBI Shareholder or, to the best knowledge of Wells Fargo, a person related to a TBI Shareholder, and any redemptions or repurchases of stock issued in the Merger that occur shall be incidental to the operation of such stock repurchase plan, and (c) shall be limited to, in the aggregate, a small percentage of Wells Fargo Common Stock outstanding at the time of the redemption or repurchase.

4. Wells Fargo's plan to repurchase Wells Fargo Common Stock subsequent to the Merger will not be undertaken at the request of TBI or the TBI Shareholders, and actual repurchases by Wells Fargo of Wells Fargo Common Stock following the Merger will not be made at the request of TBI or the TBI Shareholders.

5. To the best knowledge of Wells Fargo, there is no plan or intention on the part of the TBI Shareholders to utilize the Stock Repurchase Program to have Wells Fargo redeem the Wells Fargo Common Stock issued to the TBI Shareholders in the Merger.

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 6 of 12

6. Prior to the Merger, Wells Fargo will directly own all of the outstanding shares of stock of Merger Co. Also, Merger Co. will not, prior to the Merger, issue additional shares of stock that would result in Wells Fargo losing control (as that term is defined in section 368(c)) of Merger Co.

7. Wells Fargo has no plan or intention to liquidate TBI, to merge TBI with and into another corporation, to sell, transfer, or otherwise dispose of any of the stock of TBI, to cause TBI to sell, transfer or otherwise dispose of any of the assets acquired in the transaction except for: (i) dispositions of assets in the ordinary course of business, (ii) transfers permitted pursuant to section 368(a)(2)(C) that are consistent with and allowed pursuant to regulation sections 1.368-1(d) and 1.368-2(k), or (iii) transfers or dispositions that do not violate the "substantially all" test as described in representation (25) below.

8. The liabilities of Merger Co., if any, assumed by TBI and the liabilities, if any, to which the transferred assets of Merger Co. are subject were incurred by Merger Co. in the ordinary course of business.

9. Following the Merger, TBI will continue its historical business or will use a significant portion of its historical business assets in a business.

10. Wells Fargo and Merger Co. will each pay their respective expenses, if any, incurred in connection with the Merger.

11. Following the Merger, Wells Fargo has no plan or intention to cause TBI to issue additional shares of TBI stock or warrants, options, convertible securities, or any other type of right convertible into TBI stock that would result in Wells Fargo losing control of TBI within the meaning of section 368(c).

12.  Neither Wells Fargo nor Merger Co. is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

13. The aggregate adjusted basis and fair market value of the assets of Merger Co. transferred to TBI will equal or exceed the sum of the liabilities, if any, assumed by TBI plus the amount of liabilities, if any, to which the transferred assets are subject.

The officers of TBI have also made the following REPRESENTATIONS to KPMG regarding the proposed transaction. It is understood and agreed that KPMG has not verified the accuracy of any of these REPRESENTATIONS and KPMG is relying upon these REPRESENTATIONS in rendering the opinions contained herein:

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 7 of 12

14. To the extent that TBI Shareholders sell their Wells Fargo Common Stock received in the Merger, TBI Shareholders will only sell such Wells Fargo Common Stock on an established stock exchange through a broker and not directly to Wells Fargo, a corporation affiliated with Wells Fargo, any person related to Wells Fargo, or any agent thereof. For purposes of determining whether TBI Shareholders sell their Wells Fargo Common Stock received in the Merger on an established stock exchange through a broker and not directly to Wells Fargo, any Direct Repurchases will be treated as sold directly to Wells Fargo.

15. The TBI Shareholders have no plan to intentionally or knowingly sell their Wells Fargo Common Stock to Wells Fargo, an affiliated corporation of Wells Fargo, or any agent of the above.

16. There is no plan or intention on the part of the TBI Shareholders to utilize the Stock Repurchase Program to have Wells Fargo redeem the Wells Fargo Common Stock issued to the TBI Shareholders in the Merger.

17. The TBI Shareholders and TBI will each pay their respective expenses, if any, incurred in connection with the Merger.

18. At the time of the transaction, TBI will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in TBI that, if exercised or converted, would effect Wells Fargo's acquisition or retention of control, as defined in section 368(c).

19. TBI is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A).

20. TBI is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

21. TBI has not been the distributing corporation, or a distributed corporation with an indemnification agreement in a transaction qualifying under Section 355 after April 16, 1997.

The officers of both Wells Fargo and TBI have also made the following REPRESENTATIONS to KPMG regarding the proposed transaction. It is understood and agreed that KPMG has not verified the accuracy of any of these REPRESENTATIONS and KPMG is relying upon these REPRESENTATIONS in rendering the opinions contained herein:

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 8 of 12

22. The Merger will be consummated in compliance with the material terms of the Agreements and none of the material terms and conditions therein have been waived or modified and no party to the transaction has any plan or intention to waive or modify any such material term or condition.

23. The fair market value of the shares of Wells Fargo Common Stock and other consideration received by each TBI Shareholder in the Merger will be approximately equal to the market value of the shares of TBI Common Stock surrendered in the Merger.

24. Any repurchases by Wells Fargo of Wells Fargo Common Stock on the open market at the same time that a former TBI Shareholder may be selling Wells Fargo Common Stock received by the TBI Shareholder in the Merger on the open market would be purely coincidental.

25. Following the Merger, TBI will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of the net assets of Merger Co. and 70 percent of the fair market value of the gross assets of Merger Co. held immediately before the Merger. For purposes of this representation, workforce in place will be included as an asset of TBI immediately prior to the Merger. In addition, for purposes of this representation, amounts paid by TBI or Merger Co. to shareholders who receive cash or other property, assets used by TBI or Merger Co. to pay reorganization expenses, and all stock or option redemptions and distributions (except regular and normal dividends) made by TBI or Merger Co. (including payments by TBI pursuant to any dissenter's rights) will be included as assets of TBI and Merger Co., respectively, immediately prior to the Merger.

26. There is no intercorporate indebtedness existing between Wells Fargo and TBI or an affiliate of TBI that was issued, acquired, or will be settled at a discount.

27. In the Merger, shares of TBI stock constituting control of TBI, as defined in section 368(c), will be exchanged solely for Wells Fargo Common Stock.

28. To the extent any TBI Shareholders exercising statutory dissenters' appraisal rights ("TBI Dissenting Shareholders") receives consideration other than Wells Fargo Common Stock, TBI Dissenting Shareholders will be paid solely from TBI assets held by TBI prior to the Merger.

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 9 of 12

                             SCOPE OF THE OPINION
                             --------------------

The opinions expressed below are rendered only with respect to the specific facts and representations set forth herein, and KPMG expresses no opinion with respect to any other federal or state income tax or any legal aspect of the transaction. Specifically, KPMG does not express any opinion, and none was requested, as to whether the Merger (i) qualifies as a reorganization pursuant to section 368(a)(1)(B); or (ii) results in a section 382 limitation with respect to any tax attribute of TBI or Wells Fargo (including any net operating loss) and the tax effect of any separate return limitation year limitation imposed under section 1.1502-1, et. seq., of the income tax regulations. Also, KPMG does not express any opinion, and none was requested as to the tax-free nature of the exchange by TBI Option holders for TBI Common Stock. No inference will be drawn regarding any matter not specifically opined upon. If any of the above-stated facts, representations, or circumstances is not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could cause KPMG to change its opinion.

In rendering our opinions, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Because such changes can be retroactive in effect, any such change could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

KPMG is rendering this opinion only to Wells Fargo, TBI and the TBI Shareholders. Therefore, this opinion cannot be relied upon by any person or persons other than Wells Fargo, TBI and the TBI Shareholders. This opinion may not be included in any document available to any third parties, or be incorporated by reference in any document available to such third parties, without the express written consent of KPMG.


                                   OPINIONS
                                   --------

Based solely on the FACTS and REPRESENTATIONS as stated herein, and as limited by the SCOPE OF THE OPINION, above, it is the opinion of KPMG that:

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 10 of 12

1. The Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) by reason of section 368(a)(2)(E). Wells Fargo, Merger Co. and TBI will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. No gain or loss will be recognized by Merger Co. on the transfer of its assets to TBI pursuant to the Merger and the assumption by TBI of the liabilities of Merger Co., if any. Sections 357(a) and 361(a).

3. No gain or loss will be recognized by Wells Fargo upon the receipt of stock of TBI in exchange for the stock of Merger Co. pursuant to the Merger.
    Section 354(a).

4. No gain or loss will be recognized by TBI upon the receipt of the assets of Merger Co., subject to the liabilities of Merger Co., if any, in exchange for TBI Common Stock and the assumption of liabilities, if any, of Merger Co. Section 1032.

5. The basis of the assets of Merger Co. transferred to TBI pursuant to the Merger will, in the hands of TBI, be the same as the basis of such assets in the hands of Merger Co. immediately prior to the Merger. Section 362(b).

6. The holding period of the assets of Merger Co. transferred to TBI pursuant to the Merger will, in the hands of TBI, include the holding period of such assets in the hands of Merger Co. immediately prior to the Merger. Section 1223(2).

7. The basis of the stock of TBI, in the hands of Wells Fargo will be (i) its basis in Merger Co. stock immediately prior to the Merger, increased by the basis of the assets of TBI immediately prior to the Merger and reduced by
    (a) any liabilities of TBI, including liabilities to which the assets of TBI are subject, and (b) the fair market value of any property issued to the TBI Shareholders by Merger Co., or (ii) provided the Merger qualifies as a reorganization pursuant to Section 368(a)(1)(B), and at the election of Wells Fargo, the basis of the TBI stock in the hands of the TBI Shareholders. Regs. (S)1.358-6(c)(1) and (2). Wells Fargo's basis in TBI, pursuant to election (i) may be less than zero (creating an excess loss account ("ELA")). Regs. Section 1.1502-30(b).

8. No gain or loss will be recognized by the TBI Shareholders on the surrender of their TBI Common Stock solely in exchange for Wells Fargo Common Stock, pursuant to the Merger. Section 354(a)(1). However, a TBI Shareholder that receives Wells Fargo Common Stock and cash in exchange for his TBI Common Stock will recognize gain, if any, but not in excess of the amount of such cash. Section 356(a)(1).

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 11 of 12

9. The basis of the Wells Fargo Common Stock in the hands of each TBI Shareholder will be the same as the basis of the TBI Common Stock surrendered in exchange therefore as of the date of the Merger increased by the amount of gain recognized and decreased by the amount of money or the fair market value of any other property received. Section 358(a)(1).

10. The holding period of the Wells Fargo Common Stock in the hands of each TBI Shareholder will include the holding period of the TBI Common Stock for which it is exchanged, provided such shares are capital assets in the hands of the TBI Shareholder on the date of the Merger. Section 1223(1).

11. Where a TBI Shareholder receives cash in exchange for his TBI Common Stock, such cash will be treated as received by that shareholder as a distribution in redemption of his TBI Common Stock subject to the conditions and limitations of Section 302. If a TBI Shareholder receives cash in lieu of fractional shares, the receipt of such cash will be viewed as redemption proceeds and, unless the redemption is essentially equivalent to a dividend, will be treated as a distribution in payment for stock. As provided in Section 1001, gain or loss (subject to the limitations of Section 267) will be realized and recognized to such shareholders measured by the difference between the redemption price and the adjusted basis of the TBI Common Stock (or portion thereof) surrendered as determined under
     Section 1011 (Rev. Rul. 74-515, 1974-2 C.B. 118). Provided Section 341 (relating to collapsible corporations) is inapplicable and the TBI Common Stock is a capital asset in the hands of such shareholders, the gain or loss, if any, will constitute capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1. Rev. Rul. 66-365, 1965-2 C.B. 116.

12. The tax attributes of Merger Co. enumerated in section 381(c), including any earnings and profits or a deficit in earnings and profits, will be taken into account by TBI following the Merger. These tax attributes will be subject to various provisions and limitations including those of sections 381, 382, 383, 384, the regulations thereunder, and the consolidated return regulations.



Very truly yours,


/s/ KPMG LLP

The Boards of Directors of
Texas Bancshares, Inc. &
Wells Fargo & Co.
September 14, 1999
Page 12 of 12

We consent to the inclusion in this registration statement on Form S-4 of Wells Fargo & Company of our opinion regarding the U.S. federal income tax consequences of the merger of Wells Fargo & Company with Texas Bancshares, Inc.



/s/ KPMG LLP